Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000
FOR IMMEDIATE RELEASE
Crawford & Company Reports 2016 Third Quarter Results
Increases and Updates 2016 Guidance

ATLANTA, GA. (November 7, 2016) -- Crawford & Company (www.crawfordandcompany.com) (NYSE: CRD-A and CRD-B), one of the world's largest independent providers of claims management solutions to insurance companies and self-insured entities, today announced its financial results for the third quarter ended September 30, 2016, and increased and updated its full year 2016 guidance.

The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75% of CRD-A, voting as a class.

Third Quarter 2016 Summary

•	Revenues before reimbursements of $277.3 million, compared with $293.3 million for the third quarter of 2015

•	Net income attributable to shareholders of $10.9 million compared to a net loss of $(0.9) million in the same period last year

•	Diluted earnings per share of $0.20 for CRD-A and $0.18 for CRD-B, compared with $(0.01) for CRD-A and $(0.03) for CRD-B in the prior year quarter

•
Diluted earnings per share of $0.22 for CRD-A and $0.20 for CRD-B on a non-GAAP basis in the 2016 quarter, before restructuring and special charges, compared to $0.14 for CRD-A and $0.12 for CRD-B in the prior year quarter

•	All four business segments achieved double digit operating margins this quarter

•	Consolidated operating earnings, a non-GAAP financial measure, were $26.3 million in the 2016 third quarter, compared with $23.1 million in the 2015 period

•	Consolidated adjusted EBITDA, a non-GAAP financial measure, was $34.7 million in the 2016 third quarter, compared with $32.8 million in the 2015 period.

Mr. Harsha V. Agadi, chief executive officer of Crawford & Company, stated, "Our third quarter results are a clear indication that the strategic initiatives implemented beginning over a year ago are unlocking the potential that exists at Crawford as we strive to deliver more predictable financial results regardless of the market backdrop. While the environment remained challenging once again this quarter, we achieved our best performance of the year as operating earnings grew 14%, year over year, driven by 160 basis points of margin expansion. Importantly, all four of our business segments generated double digit operating margins this quarter.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

"Looking at our 2016 third quarter results in more detail, our International segment showed significant improvement, as operating earnings in all of our major operating regions were up over the prior year. Broadspire delivered another strong quarter with growing operating margins and steady, consistent operating performance. The U.S. Services segment saw revenue declines related to a large outsourced services project that is transitioning down this year, partially offset by continued growth in our Contractor Connection service line. Lastly, the new GCG leadership team is delivering strong results as operating earnings doubled year over year, and new business win rates remained robust."

Mr. Agadi concluded, "While our operating earnings have expanded by 40% year to date, we believe significant untapped potential remains across our global operations. We will continue to evaluate our business segments as we strive to deliver revenue growth and further operational improvements in order to remain competitive and relevant in this ever changing world. To that end, it is critical that we continue to transform our business as we must move faster than our competitors, new market entrants and clients to ensure that we deliver results for all of our stakeholders not only today but also in the future."

Segment Results for the Third Quarter

U.S. Services

U.S. Services revenues before reimbursements were $56.5 million in the third quarter of 2016, decreasing 9% from $62.1 million in the third quarter of 2015. The revenue decrease was primarily due to a reduction in U.S. Catastrophe Services, partially offset by an increase in U.S. Contractor Connection revenues. Operating earnings were $9.4 million in the 2016 third quarter, compared with $10.8 million in the third quarter of 2015, representing operating margins of 17% in both the 2016 and 2015 periods.

International

Third quarter 2016 revenues before reimbursements for the International segment totaled $121.6 million, compared with $128.2 million in the 2015 third quarter. This decrease was primarily due to changes in foreign exchange rates which negatively impacted revenues by approximately 5%, or $6.1 million, in the third quarter compared with the prior year period. International segment operating earnings were $13.2 million in the 2016 third quarter, compared with $8.0 million in the 2015 third quarter. The segment's operating margin was 11% in the 2016 period as compared to 6% in the 2015 period. The increase in operating margin for the 2016 quarter was a result of improvements in all of our major operating regions and the benefits of cost reduction initiatives implemented in 2015.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Broadspire

Broadspire segment revenues before reimbursements were $76.7 million in the 2016 third quarter, up from $74.2 million in the 2015 third quarter. The revenue increase was due to increased claims and medical management revenues and higher average case values when compared with the 2015 period. Broadspire recorded operating earnings of $8.3 million in the third quarter of 2016, representing an operating margin of 11%, compared with $7.4 million, or 10% of revenues, in the 2015 third quarter.

Garden City Group

Garden City Group revenues before reimbursements were $22.5 million in the third quarter of 2016, compared with $28.8 million in the same period of 2015. The expected decrease in revenues was primarily due to declines in volumes associated with certain large cases which are transitioning to conclusion. Operating earnings were $2.4 million in the 2016 third quarter as compared to $1.1 million in the 2015 period. The segment's operating margin for the 2016 quarter was 10% as compared to 4% for the 2015 period as a result of the impact of cost reduction initiatives implemented earlier in 2016. At September 30, 2016 there was a backlog of projects awarded totaling approximately $94.0 million as compared to $76.0 million at September 30, 2015.

Unallocated Corporate and Shared Costs, Net

Unallocated corporate costs were $6.9 million in the third quarter of 2016, compared with $4.3 million in the same period of 2015. The increased costs for the three months of 2016 were due to an increase in professional fees and defined benefit pension expense, partially offset by a decrease in self-insured expenses.

Restructuring and Special Charges

The Company recorded restructuring and special charges of $1.5 million and $11.1 million in the 2016 and 2015 third quarters, respectively. Restructuring costs of $1.4 million in the 2016 quarter were comprised of costs associated with the ongoing implementation of the Global Business Services Center and the Global Technology Services Center (the "Centers"), integration costs related to the GAB Robins acquisition, and other restructuring costs in our operating segments and administrative areas. Special charges of $0.1 million in 2016 were for certain legal and professional fees. Restructuring costs of $6.1 million in the third quarter of 2015 were for similar matters as in the 2016 period. Special charges of $5.0 million in 2015 were recorded for certain legal and professional fees and employee separation costs.

Balance Sheet and Cash Flow

Crawford & Company's consolidated cash and cash equivalents position as of September 30, 2016 totaled $71.7 million compared with $76.1 million at December 31, 2015.

The Company's operations provided $50.1 million of cash during the first nine months of 2016, compared with $21.1 million in the 2015 period. The improvement in cash provided by operating activities in the first nine months of 2016 compared with the 2015 period was primarily due to increased net income and a decrease in working capital requirements.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

2016 Guidance

Crawford & Company is increasing and updating its guidance for 2016 as follows:

•	Consolidated revenues before reimbursements between $1.08 and $1.10 billion;

•
After expected restructuring and special charges, net income attributable to shareholders of Crawford & Company between $31.0 and $34.0 million, or $0.58 to $0.63 diluted earnings per CRD-A share, and $0.50 to $0.55 diluted earnings per CRD-B share;

•	Consolidated operating earnings between $85.0 and $90.0 million;

•	Consolidated adjusted EBITDA between $125.0 and $130.0 million;

•
Before expected restructuring and special charges, net income attributable to shareholders of Crawford & Company on a non-GAAP basis between $39.0 and $42.0 million, or $0.73 to $0.78 diluted earnings per CRD-A share, and $0.65 to $0.70 diluted earnings per CRD-B share.

The Company expects to incur restructuring and special charges in 2016 totaling $11.0 million pretax. This is expected to be comprised of $4.4 million related to the Centers and $6.6 million related to previously announced restructuring plans and other special charges. As a result of restructuring charges incurred related to the Centers in 2015 and 2016, the Company expects to achieve $10.3 million in savings in 2016.
To a significant extent, Crawford's business depends on case volumes. The Company cannot predict the future trend of case volumes for a number of reasons, including the fact that the frequency and severity of weather-related claims and the occurrence of natural and man-made disasters, which are a significant source of claims and revenue for the Company, are generally not subject to accurate forecasting.

Conference Call

As previously announced, Crawford & Company will host a conference call today, November 7, 2016 at 3:00 p.m. Eastern Time to discuss its third quarter 2016 results. The conference call can be accessed live by dialing 1-800-374-2518 using passcode 90684611. A presentation for today’s call can also be found on the investor relations portion of the Company’s website, http://www.crawfordandcompany.com. The call will be recorded and available for replay through December 7, 2016. You may dial 1-855-859-2056 to listen to the replay. The access code is 90684611.

Non-GAAP Presentation

In the normal course of business, our operating segments incur certain out-of-pocket expenses that are thereafter reimbursed by our clients. Under GAAP, these out-of-pocket expenses and associated reimbursements are required to be included when reporting expenses and revenues, respectively, in our consolidated results of operations. In the foregoing discussion and analysis of segment results of operations, we do not include a gross up of segment expenses and revenues for these pass-through reimbursed expenses. The amounts of reimbursed expenses and related revenues offset each other in our results of operations with no impact to our net income or operating earnings. A reconciliation of revenues before reimbursements to consolidated revenues determined in accordance with GAAP is self-evident from the face of the accompanying unaudited condensed consolidated statements of operations.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Operating earnings is the primary financial performance measure used by our senior management and chief operating decision maker ("CODM") to evaluate the financial performance of our Company and operating segments, and make resource allocation and certain compensation decisions. Unlike net income, segment operating earnings is not a standard performance measure found in GAAP. We believe this measure is useful to others in that it allows them to evaluate segment and consolidated operating performance using the same criteria used by our senior management and CODM. Consolidated operating earnings represent segment earnings including certain unallocated corporate and shared costs, but before net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, restructuring and special charges, income taxes, and net income or loss attributable to noncontrolling interests. The reconciliation of operating earnings to net income attributable to shareholders of Crawford & Company on a GAAP basis is presented below.

Adjusted EBITDA is not a term defined by GAAP and as a result our measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies. However, adjusted EBITDA is used by management to evaluate, assess and benchmark our operational results and the Company believes that adjusted EBITDA is relevant and useful information widely used by analysts, investors and other interested parties. Adjusted EBITDA is defined as net income attributable to shareholders of Crawford & Company with adjustments for depreciation and amortization, net corporate interest expense, income taxes, restructuring and special charges, and stock-based compensation expense.

Unallocated corporate and shared costs represent expenses related to our chief executive officer and Board of Directors, certain provisions for bad debt allowances or subsequent recoveries such as those related to bankrupt clients, defined benefit pension costs or credits for our frozen U.S. pension plan, certain self-insurance costs and recoveries, and professional fees for corporate level projects that are not allocated to our individual operating segments but are included in our financial performance measure of consolidated operating earnings. Restructuring and special charges are non-core items not directly related to our normal business or operations, or our future performance.

Income taxes, net corporate interest expense, stock option expense, and amortization of customer-relationship intangible assets are recurring components of our net income, but they are not considered part of our consolidated or segment operating earnings because they are managed on a corporate-wide basis. Income taxes are calculated for the Company on a consolidated basis based on statutory rates in effect in the various jurisdictions in which we provide services, and varies significantly by jurisdiction. Net corporate interest expense results from capital structure decisions made by senior management and the Board of Directors and affecting the Company as a whole. Stock option expense represents the non-cash costs generally related to stock options and employee stock purchase plan expenses which are not allocated to our operating segments. Amortization expense is a non-cash expense for finite-lived customer-relationship and trade name intangible assets acquired in business combinations. None of these costs relate directly to the performance of our services or operating activities and, therefore, are excluded from segment operating earnings in order to better assess the results of each segment's operating activities on a consistent basis.

Income taxes are calculated for the non-GAAP presentation of net income before restructuring and special charges based on statutory rates in effect in the various jurisdictions in which charges exist, and vary by jurisdiction.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Following is a reconciliation of segment and consolidated operating earnings to net income attributable to shareholders of Crawford & Company on a GAAP basis. The reconciliation of 2016 guidance is to the midpoint of the guidance range.

	Three months ended		Nine months ended		Full Year
(in thousands)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015	Guidance 2016
Operating earnings:
U.S. Services	$9,379	$10,841	$28,012	$24,837
International	13,236	7,974	31,243	11,484
Broadspire	8,263	7,435	23,497	16,981
Garden City Group	2,351	1,141	6,537	9,813
Unallocated corporate and shared costs, net	(6,947)	(4,303)	(17,454)	(11,648)
Consolidated operating earnings	26,282	23,088	71,835	51,467	$87,500
(Deduct) add:
Net corporate interest expense	(2,262)	(2,332)	(7,553)	(6,238)	(10,700)
Stock option expense	(176)	(30)	(403)	(357)	(500)
Amortization expense	(2,401)	(2,350)	(7,280)	(6,782)	(9,200)
Restructuring and special charges	(1,488)	(11,078)	(7,431)	(16,383)	(11,000)
Income taxes	(8,606)	(8,385)	(20,029)	(15,335)	(24,500)
Net (income) loss attributable to non-controlling interests	(404)	230	(937)	(189)	700
Net income (loss) attributable to shareholders of Crawford & Company	$10,945	$(857)	$28,202	$6,183	$32,300

Following is a reconciliation of net income attributable to shareholders of Crawford & Company on a GAAP basis to adjusted EBITDA. The reconciliation of 2016 guidance is to the midpoint of the guidance range.

	Three months ended		Nine months ended		Full Year
(in thousands)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015	Guidance 2016
Net income (loss) attributable to shareholders of Crawford & Company	$10,945	$(857)	$28,202	$6,183	$32,300
Add:
Depreciation and amortization	10,085	10,812	30,643	32,219	45,000
Stock-based compensation	1,289	1,089	3,246	2,369	4,000
Net corporate interest expense	2,262	2,332	7,553	6,238	10,700
Restructuring and special charges	1,488	11,078	7,431	16,383	11,000
Income taxes	8,606	8,385	20,029	15,335	24,500
Adjusted EBITDA	$34,675	$32,839	$97,104	$78,727	$127,500

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Further information regarding the Company's operating results for the three months and nine months ended September 30, 2016, financial position as of September 30, 2016, and cash flows for the nine months ended September 30, 2016 is shown on the attached unaudited condensed consolidated financial statements.

About Crawford & Company

Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is one of the world's largest independent providers of claims management solutions to the risk management and insurance industry, as well as to self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford Solution® offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers' compensation claims and medical management, and legal settlement administration.

The Company's shares are traded on the NYSE under the symbols CRD-A and CRD-B. The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting Class A Common Stock than on the voting Class B Common Stock, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of Class A Common Stock must receive the same type and amount of consideration as holders of Class B Common Stock, unless different consideration is approved by the holders of 75% of the Class A Common Stock, voting as a class.

Earnings per share may be different between CRD-A and CRD-B due to the payment of a higher per share dividend on CRD-A than CRD-B, and the impact that has on the earnings per share calculation according to generally accepted accounting principles.

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

This press release contains forward-looking statements, including statements about the expected future financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company's present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company's reports filed with the SEC and available at www.sec.gov or in the Investor Relations section of Crawford & Company's website at www.crawfordandcompany.com.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In Thousands, Except Per Share Amounts and Percentages)

Three Months Ended September 30,	2016	2015	% Change

Revenues:

Revenues Before Reimbursements	$277,286	$293,335	(5)%
Reimbursements	18,101	16,649	9%
Total Revenues	295,387	309,984	(5)%

Costs and Expenses:

Costs of Services Provided, Before Reimbursements	193,453	211,106	(8)%
Reimbursements	18,101	16,649	9%
Total Costs of Services	211,554	227,755	(7)%

Selling, General, and Administrative Expenses	60,325	61,738	(2)%
Corporate Interest Expense, Net	2,262	2,332	(3)%
Restructuring and Special Charges	1,488	11,078	(87)%
Total Costs and Expenses	275,629	302,903	(9)%

Other Income	197	217	(9)%

Income Before Income Taxes	19,955	7,298	173%
Provision for Income Taxes	8,606	8,385	3%

Net Income (Loss)	11,349	(1,087)	(1,144)%

Net (Income) Loss Attributable to Noncontrolling Interests	(404)	230	(276)%

Net Income (Loss) Attributable to Shareholders of Crawford & Company	$10,945	$(857)	(1,377)%

Earnings (Loss) Per Share - Basic:
Class A Common Stock	$0.21	$(0.01)	2,200%
Class B Common Stock	$0.19	$(0.03)	733%

Earnings (Loss) Per Share - Diluted:
Class A Common Stock	$0.20	$(0.01)	2,100%
Class B Common Stock	$0.18	$(0.03)	700%

Cash Dividends Per Share:
Class A Common Stock	$0.07	$0.07	—%
Class B Common Stock	$0.05	$0.05	—%

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In Thousands, Except Per Share Amounts and Percentages)

Nine Months Ended September 30,	2016	2015	% Change

Revenues:

Revenues Before Reimbursements	$836,863	$885,510	(5)%
Reimbursements	47,101	55,506	(15)%
Total Revenues	883,964	941,016	(6)%

Costs and Expenses:

Costs of Services Provided, Before Reimbursements	595,248	662,537	(10)%
Reimbursements	47,101	55,506	(15)%
Total Costs of Services	642,349	718,043	(11)%

Selling, General, and Administrative Expenses	178,182	179,346	(1)%
Corporate Interest Expense, Net	7,553	6,238	21%
Restructuring and Special Charges	7,431	16,383	(55)%
Total Costs and Expenses	835,515	920,010	(9)%

Other Income	719	701	3%

Income Before Income Taxes	49,168	21,707	127%
Provision for Income Taxes	20,029	15,335	31%

Net Income	29,139	6,372	357%

Net Income Attributable to Noncontrolling Interests	(937)	(189)	396%

Net Income Attributable to Shareholders of Crawford & Company	$28,202	$6,183	356%

Earnings Per Share - Basic:
Class A Common Stock	$0.54	$0.14	286%
Class B Common Stock	$0.48	$0.08	500%

Earnings Per Share - Diluted:
Class A Common Stock	$0.53	$0.14	279%
Class B Common Stock	$0.47	$0.08	488%

Cash Dividends Per Share:
Class A Common Stock	$0.21	$0.21	—%
Class B Common Stock	$0.15	$0.15	—%

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000
CRAWFORD & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2016 and December 31, 2015
Unaudited
(In Thousands, Except Par Values)

	September 30,	December 31,
	2016	2015
ASSETS

Current Assets:
Cash and Cash Equivalents	$71,663	$76,066
Accounts Receivable, Net	166,993	164,596
Unbilled Revenues, at Estimated Billable Amounts	112,775	98,659
Income Taxes Receivable	4,255	4,255
Prepaid Expenses and Other Current Assets	25,319	26,601
Total Current Assets	381,005	370,177

Property and Equipment	131,939	140,383
Less Accumulated Depreciation	(102,649)	(102,331)
Net Property and Equipment	29,290	38,052

Other Assets:
Goodwill	92,895	95,616
Intangible Assets Arising from Business Acquisitions, Net	91,812	104,861
Capitalized Software Costs, Net	80,990	79,996
Deferred Income Tax Assets	43,995	47,371
Other Noncurrent Assets	45,844	47,333
Total Other Assets	355,536	375,177

Total Assets	$765,831	$783,406

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-Term Borrowings	$8,007	$19,958
Accounts Payable	47,634	44,615
Accrued Compensation and Related Costs	71,180	68,843
Self-Insured Risks	14,020	14,122
Income Taxes Payable	12,170	4,419
Deferred Rent	12,408	13,303
Other Accrued Liabilities	39,806	44,577
Deferred Revenues	42,180	46,552
Current Installments of Capital Leases	1,327	1,959
Total Current Liabilities	248,732	258,348

Noncurrent Liabilities:
Long-Term Debt and Capital Leases, Less Current Installments	205,248	225,365
Deferred Revenues	26,231	26,592
Self-Insured Risks	8,844	9,354
Accrued Pension Liabilities	110,722	121,732
Other Noncurrent Liabilities	16,663	17,664
Total Noncurrent Liabilities	367,708	400,707

Shareholders' Investment:
Class A Common Stock, $1.00 Par Value	30,952	30,537
Class B Common Stock, $1.00 Par Value	24,690	24,690
Additional Paid-in Capital	47,248	41,936
Retained Earnings	257,201	239,161
Accumulated Other Comprehensive Loss	(215,842)	(222,631)
Shareholders' Investment Attributable to Shareholders of Crawford & Company	144,249	113,693
Noncontrolling Interests	5,142	10,658
Total Shareholders' Investment	149,391	124,351

Total Liabilities and Shareholders' Investment	$765,831	$783,406

Press Release
`CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000
CRAWFORD & COMPANY
SUMMARY RESULTS BY OPERATING SEGMENT
Unaudited
(In Thousands, Except Percentages)

Three Months Ended September 30,

	U.S. Services		%	International		%	Broadspire		%	Garden City Group		%
	2016	2015	Change	2016	2015	Change	2016	2015	Change	2016	2015	Change

Revenues Before Reimbursements	$56,470	$62,080	(9)%	$121,644	$128,198	(5)%	$76,676	$74,225	3%	$22,496	$28,832	(22)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	32,574	36,746	(11)%	76,126	82,836	(8)%	41,891	39,144	7%	14,712	21,448	(31)%
% of Revenues Before Reimbursements	58%	59%		63%	65%		55%	53%		65%	74%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	14,517	14,493	—%	32,282	37,388	(14)%	26,522	27,646	(4)%	5,433	6,243	(13)%
% of Revenues Before Reimbursements	26%	23%		27%	29%		35%	37%		24%	22%

Total Operating Expenses	47,091	51,239	(8)%	108,408	120,224	(10)%	68,413	66,790	2%	20,145	27,691	(27)%

Operating Earnings (1)	$9,379	$10,841	(13)%	$13,236	$7,974	66%	$8,263	$7,435	11%	$2,351	$1,141	106%
% of Revenues Before Reimbursements	17%	17%		11%	6%		11%	10%		10%	4%

Nine Months Ended September 30,

	U.S. Services		%	International		%	Broadspire		%	Garden City Group		%
	2016	2015	Change	2016	2015	Change	2016	2015	Change	2016	2015	Change

Revenues Before Reimbursements	$173,813	$185,683	(6)%	$362,401	$381,706	(5)%	$227,975	$217,590	5%	$72,674	$100,531	(28)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	100,518	114,747	(12)%	230,363	256,846	(10)%	125,753	118,263	6%	47,923	70,773	(32)%
% of Revenues Before Reimbursements	58%	62%		64%	67%		55%	54%		66%	70%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	45,283	46,099	(2)%	100,795	113,376	(11)%	78,725	82,346	(4)%	18,214	19,945	(9)%
% of Revenues Before Reimbursements	26%	25%		28%	30%		35%	38%		25%	20%

Total Operating Expenses	145,801	160,846	(9)%	331,158	370,222	(11)%	204,478	200,609	2%	66,137	90,718	(27)%

Operating Earnings (1)	$28,012	$24,837	13%	$31,243	$11,484	172%	$23,497	$16,981	38%	$6,537	$9,813	(33)%
% of Revenues Before Reimbursements	16%	13%		9%	3%		10%	8%		9%	10%
NOTE: "Direct Compensation, Fringe Benefits & Non-Employee Labor" and "Expenses Other Than Direct Compensation, Fringe Benefits & Non-Employee Labor" components are not comparable across segments, but are comparable within each segment across periods.

(1) A non-GAAP financial measurement which represents net income attributable to the applicable reporting segment excluding income taxes, net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, restructuring and special charges, and certain unallocated corporate and shared costs. See pages 5-6 for additional information about segment operating earnings.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30, 2016 and September 30, 2015
Unaudited
(In Thousands)

	2016	2015
Cash Flows From Operating Activities:
Net Income	$29,139	$6,372
Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	30,643	32,219
Stock-Based Compensation	3,246	2,369
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Accounts Receivable, Net	(7,628)	14,190
Unbilled Revenues, Net	(16,118)	(8,604)
Accrued or Prepaid Income Taxes	9,067	9,838
Accounts Payable and Accrued Liabilities	5,410	(31,247)
Deferred Revenues	(4,153)	1,064
Accrued Retirement Costs	(7,128)	(14,952)
Prepaid Expenses and Other Operating Activities	7,605	9,890
Net Cash Provided by Operating Activities	50,083	21,139

Cash Flows From Investing Activities:
Acquisitions of Property and Equipment	(5,782)	(10,296)
Capitalization of Computer Software Costs	(13,653)	(16,182)
Payments for Acquisitions, Net of Cash Acquired	(3,672)	(68,259)
Other Investing Activities	(95)	—
Net Cash Used In Investing Activities	(23,202)	(94,737)

Cash Flows From Financing Activities:
Cash Dividends Paid	(10,162)	(10,151)
Payments Related to Shares Received for Withholding Taxes Under Stock-Based Compensation Plans	(15)	(2)
Proceeds from Shares Purchased Under Employee Stock-Based Compensation Plans	1,208	1,196
Repurchases of Common Stock	—	(137)
Increases in Short-Term and Revolving Credit Facility Borrowings	79,664	126,032
Payments on Short-Term and Revolving Credit Facility Borrowings	(95,855)	(31,645)
Decrease in Note Payable for Stock Repurchase	(2,206)	—
Payments on Capital Lease Obligations	(1,119)	(1,586)
Dividends Paid to Noncontrolling Interests	(381)	(186)
Other Financing Activities	(12)	(4)
Net Cash (Used In) Provided By Financing Activities	(28,878)	83,517

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(2,406)	(4,046)
(Decrease) Increase in Cash and Cash Equivalents	(4,403)	5,873
Cash and Cash Equivalents at Beginning of Year	76,066	52,456
Cash and Cash Equivalents at End of Period	$71,663	$58,329